SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                           --------------------------

                                   FORM 8-K/A

                                 CURRENT REPORT
                     PURSUANT TO SECTION 13 OR 15(d) OF THE
                         SECURITIES EXCHANGE ACT OF 1934

                           ---------------------------

         Date of report (Date of earliest event reported): July 18, 1998


                         DIME COMMUNITY BANCSHARES, INC.
             (Exact name of registrant as specified in its charter)



         Delaware                    0-27782                      11-3297463
     (State or other             (Commission File               (IRS Employer
     jurisdiction of                 Number)                 Identification No.)
      incorporation)


                 209 Havemeyer Street, Brooklyn, New York 11211
          (Address of principal executive offices, including zip code)


       Registrant's telephone number, including area code: (718) 782-6200


                                      None
          (Former name or former address, if changed since last report)


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Items 1 through 4, 6, 8 & 9.                Not Applicable

Item 5. Other Events.

     On July 18, 1998, Dime Community Bancshares, Inc., a Delaware corporation (the "Company"), entered into an Agreement and Plan of Merger (the "Merger Agreement"), attached hereto as Exhibit 2.1 and incorporated by reference herein, by and between the Company and Financial Bancorp, Inc., a Delaware corporation ("Financial"). The Merger Agreement provides, among other things, that Financial will be merged with and into the Company, with the Company being the surviving corporation (the "Merger").

     Pursuant to the Merger Agreement, each share of common stock of Financial issued and outstanding at the Effective Time (as defined in the Merger Agreement) will be converted into the right to receive, at the election of the holder thereof, either shares of the Company's common stock, par value $0.01 per share ("Company Common Stock"), with a value of $40.50 or cash in an equivalent amount provided, however, that 50% of Financial Common Stock must be exchanged for Company Common Stock and 50% of Financial Common Stock must be exchanged for cash. The price will stay fixed at $40.50 in Company Common Stock if the Company's Average Closing Price (as defined in the Merger Agreement) remains between $22.95 and $31.05. If the Company's Average Closing Price is less than $22.95, then Financial's shareholders shall receive a value based on a fixed rate of 1.7647 shares of Company Common Stock for each share of Financial Common Stock. Conversely, if the Company's Average Closing Price is greater than $31.05, then Financial's shareholders shall receive a fixed rate of 1.3043 shares of the Company Common Stock for each share of Financial Common Stock. The Merger Agreement contains customary anti-dilution provisions.

     Financial has the right to terminate the Merger Agreement if the Company's Average Closing Price is less than or equal to $20.25 per share, unless the Company elects to increase the consideration to be received by Financial shareholders pursuant to the Merger Agreement to equal a minimum value of $38.12.

     Consummation of the Merger is subject to the satisfaction of certain conditions, including approval of the shareholders of Financial and approval of the appropriate regulatory agencies.

     In connection with the Merger Agreement, the Company and Financial granted to the Company a stock option pursuant to the Stock Option Agreement, dated as of July 18, 1998 (the "Stock Option Agreement"), attached hereto as Exhibit 4.1 and incorporated by reference herein, pursuant to which the Company may purchase up to 19.9% of Financial's issued and outstanding shares of common stock, upon the terms and conditions stated therein. The Stock Option Agreement provides that the total profit to the Company from the value of the stock option may not exceed $4 million. The Merger Agreement also includes a termination fee of $1 million under certain similar circumstances.

     This  Current  Report  on Form  8-K  may  contain  certain  forward-looking statements regarding the Company's acquisition of Financial, including cost savings to be realized, earnings accretion, transaction charges and other opportunities following the acquisition which are based on management's current expectations regarding economic, legislative and regulatory issues. The factors which may cause future results to vary materially include, but are not limited to, general economic conditions, changes in interest rates, deposit flows, loan demand, real estate values, and competition; changes in accounting principles, policies, or guidelines; changes in legislation or regulation; and other economic, competitive, governmental, regulatory, and technological factors affecting each company's operations, pricing, products and services.

     The Company and Financial publicly announced the Merger in a press release dated July 20, 1998.

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


Item 7. Financial Statements, Pro Forma Financial Information and Exhibits.

     (a)  Financial statements of businesses acquired.

          Not applicable.

     (b)  Pro forma financial information.

          Not applicable.

     (c)  Exhibits. The following Exhibits are filed as part of this report:


    Exhibit No.                            Description
    -----------                            -----------
        2.1 Agreement and Plan of Merger, dated as of July 18, 1998, by and between Dime
                            Community Bancshares, Inc. and Financial
                            Bancorp, Inc.
        4.1 Stock Option Agreement, dated as of July 18, 1998, by and between Dime Community Bancshares, Inc. and Financial Bancorp, Inc.
        99.1                Press Release issued on July 20, 1998.*
        99.2                Analyst Presentation.*


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* Previously filed with Dime Community Bancshares, Inc.'s Current Report on Form
8-K on July 20, 1998.


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


                                   SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                     DIME COMMUNITY BANCSHARES, INC.

                                     By:  /s/ Michael P. Devine
                                          -------------------------------------
                                          Michael P. Devine
                                          President and Chief Operating Officer


Dated: July 27, 1998


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


                                  EXHIBIT INDEX


          Exhibit                         Description
          -------                         -----------
            2.1 Agreement and Plan of Merger, dated as of July 18, 1998, by and between Dime Community Bancshares, Inc. and Financial Bancorp, Inc.
            4.1 Stock Option Agreement, dated as of July 18, 1998, by and between Dime
                            Community Bancshares, Inc. and Financial
                            Bancorp, Inc.
            99.1            Press Release issued on July 20, 1998.*
            99.2            Analyst Presentation.*


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* Previously filed with Dime Community Bancshares, Inc.'s Current Report on Form
8-K on July 20, 1998.


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